UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 25, 2018

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2018, Summer Infant, Inc. (the “Company”) announced the appointment of Paul Francese as Senior Vice President and Chief Financial Officer of the Company, effective November 27, 2018.  Mr. Francese replaced William E. Mote, Jr., who resigned effective November 27, 2018, to pursue other professional interests.

Mr. Francese, 63, previously served as the Company’s Chief Financial Officer from September 2012 until November 2014.  Most recently, Mr. Francese was Chief Financial Officer of Rain Carbon Inc., a global chemical company, which he joined in 2015.  Mr. Francese was Chief Financial Officer of OCI Enterprises Inc., a soda ash, hydrogen peroxide and sodium percarbonate producer and solar energy developer, from December 2004 until September 2012.  Prior to joining OCI Enterprises, Mr. Francese served as Chief Financial Officer of Cannondale Bicycle Corp, a designer and manufacturer of high-end bicycles and consumer sporting goods accessories.  Since 1989, Mr. Francese has served in various financial positions of increasing responsibility in a broad range of companies with responsibility for finance, accounting and treasury activities, Sarbanes-Oxley compliance, and financial reporting.  Mr. Francese holds a B.A. from Rutgers University and a M.B.A. from the University of New Haven.

Under the terms of the offer letter between the Company and Mr. Francese, Mr. Francese will receive an annual base salary of $330,000, and will participate in the Company’s standard employee benefit plans and programs.  Mr. Francese is eligible to participate in the Company’s short-term incentive bonus program beginning in fiscal year 2019, with a target equal to 40% of his base salary.  In addition, as an inducement to Mr. Francese accepting employment with the Company, the Compensation Committee of the Board granted Mr. Francese a stock option to purchase 30,000 shares of Company common stock, vesting 25% each year beginning on the first anniversary of the date of grant, and an award of 20,000 shares of restricted stock, vesting 25% each year beginning on the first anniversary of the date of grant.

In addition, if Mr. Francese’s employment is terminated by the Company without cause or by Mr. Francese for good reason, then Mr. Francese will be entitled to a cash severance payment equal to six months of his then current base salary, payable in accordance with the Company’s customary payroll practices and subject to the Company’s receipt of a general release and termination agreement from Mr. Francese.  Mr. Francese will be a Tier 2 participant in the Company’s Change in Control Plan pursuant to which executive officers and other designated employees of the Company are entitled to certain payments and benefits in connection with a change in control of the Company, as more fully described in the Company’s Current Report on Form 8-K filed with the SEC on February 9, 2018.

There are no other arrangements or understandings pursuant to which Mr. Francese was selected as the Company’s SVP and Chief Financial Officer.  There are no family relationships among any of the Company’s directors, executive officers, and Mr. Francese, and there are no related party transactions between the Company and Mr. Francese reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: November 28, 2018	By:	/s/ Mark Messner
Mark Messner
President and Chief Executive Officer